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MINNESOTA  LIFE                            TAX SHELTERED ANNUITY LOAN AGREEMENT

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Minnesota Life Insurance Company - 400 Robert Street North - St. Paul, Minnesota
                                                                     55101-2098
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WHAT DOES THIS AGREEMENT PROVIDE?

This agreement modifies your contract.

These changes will allow contract loans when the contract is used as a tax sheltered annuity. A tax sheltered annuity ("TSA") is one described under
Section 403(b) of the Internal Revenue Code, as amended.

DEFINITIONS
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GENERAL ACCOUNT

All assets of ours other than those in the separate accounts established by us.

ACCUMULATION VALUE

The sum of your values under this contract in the separate account and in the general account. It is composed of your interest in the general account, which exists only during the period that a TSA loan is outstanding, and your interest in one or more sub-accounts of the separate account, excluding variable annuity payment amounts. Your interest in each sub-account and the general account shall be valued separately. The total of these values will be your accumulation value.

TSA LOAN ACCOUNT

A portion of our general account, created for accounting purposes only, to which contract amounts are transferred as security for an outstanding loan under a tax sheltered annuity contract.

CONTRACT LOANS
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CAN YOU BORROW MONEY ON YOUR CONTRACT?

Yes. You may borrow up to the maximum loan amount determined as of the date we receive your request for a loan. We will require your written request for a contract loan. We will send you a loan application and agreement for your signature. We will charge interest on the loan in arrears. The contract will be the only security required for your loan.

ARE THERE LIMITATIONS ON THE AMOUNT WHICH MAY BE BORROWED?

Yes. There is both a minimum loan amount and a maximum loan amount.

WHAT IS THE MINIMUM LOAN AMOUNT?

The minimum loan amount is $1,000.

WHAT IS THE MAXIMUM LOAN AMOUNT?

The maximum loan amount is the lesser of: a)$50,000; or b) one-half of your contract's accumulation value or, if greater, your accumulation value up to the amount of $10,000, less 7% and less the amount of interest that would be charged during the first quarter that such a loan would be outstanding.

Once this amount is determined, there is then an additional restriction that applies in calculating a loan amount. This restriction provides that any loan amount may not exceed an amount equal to one-half of the general account balance, provided that you may transfer variable account amounts to the general account for this purpose.

WHAT ARE THE CONDITIONS OF THE LOAN REPAYMENT?

You must execute a loan agreement. The loan agreement will call for the repayment of the loan over a period of five years or less. Repayment must be made in substantially equal payments. The loan repayment schedule will require the level amortization of the loan over the repayment period. Early repayment may be made without penalty. You may repay the balance of the loan at any time.

Failure to meet either the repayment schedule within any grace period, or the requirements of the loan agreement will result in the entire value of the loan outstanding and any interest due being reported in default on IRS Form 1099-R. A defaulted loan which is treated as a distribution under your contract may result in taxable income, penalties or disqualification of the contract as a tax-sheltered annuity. In addition, interest will continue to accrue until you repay the loan.

If there is a distribution, your surrender value will be reduced. The surrender value will be reduced by the amount of the distribution, plus any applicable sales charges on that amount.

We are not liable for any taxes or tax penalties on amounts received or paid by us under the contract.

HOW ARE THE LOAN AMOUNTS SHOWN IN THE CONTRACT?

At the time that you make application for a loan, two times the amount requested as a loan plus the interest that will be charged during the first quarter that the loan is outstanding, plus an amount equal to 7% of the amount requested, will be transferred from your separate account accumulation value into the general account on the date your application is approved. The TSA Loan Account will then be the source of the loan and the succeeding loan transactions.

ARE THERE ANY OTHER CONDITIONS?

Yes. You must indicate the separate account sub-accounts that will be transferred to the TSA Loan



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Account.  Unless otherwise instructed by you, transfers of amounts to the TSA
Loan Account were made from amounts in each sub-account of the separate account in the same proportion that the value of an amount in any sub-account bears to your total accumulation value prior to the loan.

WHAT INTEREST RATE DO YOU HAVE TO PAY?

The loan interest rate will be set quarterly on the first day of each calendar quarter. It will apply to the loan balance in that calendar quarter. This rate will not exceed the greater of: the "published monthly average" for the calendar month ending two months before the beginning of the calendar quarter; the composite interest rate in effect on the contract plus 1%.

The "published monthly average" means the Moody's Composite Average of Yields on Bonds as published by the Moody's Investors Service.

DOES THE CONTRACT CREDIT INTEREST ON THE GENERAL ACCOUNT?

Yes. This contract credits interest on the general account accumulation value of this contract. Interest is credited at a rate of at least 3% per year, compounded annually. We guarantee this rate for the life of the contract.

MAY ADDITIONAL INTEREST BE CREDITED ON THE GENERAL ACCOUNT?

Yes. As conditions permit, we may credit additional amounts of interest to the general account accumulation value.

HOW ARE TSA LOAN REPAYMENTS ALLOCATED?

As TSA loan amounts are repaid, those amounts are used to reduce the loan. When the loan is repaid in full through early repayment or the completion of the loan payments over the scheduled payment period, then the TSA Loan Account balance is transferred to the Money Market Sub-Account of the separate account and the TSA Loan Account in the general account terminates. You may reallocate amounts among the sub-accounts of the separate account by exercising your contract rights of transfer.

Should you make application for a TSA contract loan and not complete the necessary loan repayment forms, then after a period of sixty days the amount transferred to the TSA Loan Account in the general account to secure the loan will be transferred to the Money Market Sub-Account of the separate account. The TSA Loan Account in the general account will then terminate. You may reallocate amounts among the sub-accounts of the separate account by exercising your contract rights of transfer.

WHAT HAPPENS IF YOU DO NOT REPAY YOUR LOAN?

Your contract will remain in force as long as there is a surrender value. If there is a loan equal to the surrendar value and if it is not repaid, a distribution of the surrender value will cause the contract to terminate and may disqualify the contract as a tax-sheltered annuity.

We will automatically withdraw the defaulted loan balance (and any applicable charges) at the time of a "distributable event". Distributable events include: you are someone over age 59 1/2, termination of your employment, your death or disability.

ARE THERE OTHER LIMITATIONS ON CONTRACT LOANS?

Yes.  Those additional limitations are:

a)  Only one loan may be outstanding at any one time.

b) If there is an outstanding loan on the contract, then any withdrawals will be limited to the separate account accumulation value less any deferred sales charges.

c)  A loan is not available if annuity payments have begun.

d) The TSA Loan Account portion of your contract in the general account may not be transferred to the separate account when the loan is outstanding, provided, however, that a single transfer from the TSA Loan Account to the separate account will be allowed each calendar year. The amount remaining in the TSA Loan Account must be equal to the amount of the loan outstanding plus 7% of that amount plus the amount of interest that would be charged during the next calendar quarter on such loan.

MAY THE CONTRACT BE SURRENDERED WHILE THERE IS A LOAN?

Yes. If there is a loan and the contract is surrendered, the loan is due. If it is not repaid prior to the surrender, the payment on surrender will be the surrender value less the current loan balance. In addition, depending upon your circumstances, such a surrender may result in income taxation, tax penalties and disqualification of the contract as a tax-sheltered annuity.

MAY THIS AGREEMENT BE AMENDED?

Yes. This agreement may be amended. It may be amended only to reflect any change in the Internal Revenue Code, regulations or published revenue rulings. You will be deemed to have consented to such an amendment. We will promptly furnish you with any such amendment.

This agreement is effective as of the original contract date unless a different effective date is shown here.

/s/ Dennis E. Prohofsky                                   /s/ Robert L. Senkler
    Dennis E. Prohofsky                                       Robert L. Senkler
    Secretary                                                 President

                                    Registrar



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